UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2024

AYRO, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34643	98-0204758
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

AYRO, Inc.

900 E. Old Settlers Boulevard, Suite 100

Round Rock, Texas 78664

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 512-994-4917

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AYRO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Resignation of David E. Hollingsworth

On March 1, 2024, of AYRO, Inc. (the “Company”) and David E. Hollingsworth mutually agreed on the separation of Mr. Hollingsworth from his position as Chief Financial Officer of the Company, effective as of March 1, 2024, pursuant to a General Release and Severance Agreement (the “Separation Agreement”). The termination of Mr. Hollingsworth’s employment was not the result of any disagreement regarding any matter relating to the Company’s operations, policies, or practices.

Pursuant to the Separation Agreement, Mr. Hollingsworth will be entitled to severance pay in the amount of $225,000, less all lawful and authorized withholdings and deductions, to be paid in 12 equal monthly installments. The Separation Agreement provides Mr. Hollingsworth the opportunity to revoke his acceptance of the Separation Agreement at any time for seven days following the date of the Separation Agreement, in which case the Separation Agreement shall not be effective and shall be deemed void.

In exchange for the consideration provided to Mr. Hollingsworth in the Separation Agreement, Mr. Hollingsworth agreed to waive and release any claims in connection with Mr. Hollingsworth’s employment, separation and resignation from the Company.

In connection with the execution of the Separation Agreement, Mr. Hollingsworth’s existing executive employment agreement was terminated; provided, however, that certain surviving customary confidentiality provisions and restrictive covenants remain in full force and effect. The Separation Agreement also provides for certain customary covenants regarding confidentiality and non-disparagement.

The description of the Separation Agreement contained in this Item 5.02 is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Appointment of Interim Principal Financial Officer and Principal Accounting Officer; Executive Director Compensation

In connection with the separation of Mr. Hollingsworth from his position with the Company, the Company’s board of directors (the “Board”) appointed Joshua Silverman, who currently serves as the Company’s Executive Chairman and principal executive officer, to the position of interim principal financial officer and principal accounting officer. In consideration of such appointment and Mr. Silverman’s service as Executive Chairman, the Board increased Mr. Silverman’s annual cash compensation to $280,000, effective as of December 1, 2023.

Item 8.01	Other Events.

As previously announced in a Current Report on Form 8-K filed on February 1, 2024, the Company has implemented an internal restructuring plan that has allowed it to create greater efficiencies and significantly reduce its burn rate as the Company continues to explore more cost effective ways to achieve growth. As of September 30, 2023, the Company had cash, cash equivalents, and marketable securities totaling approximately $47.9 million, and 4,890,137 shares of common stock outstanding.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	General Release and Severance Agreement, by and between the AYRO, Inc. and David E. Hollingsworth, dated as of March 1, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AYRO, INC.

Date: March 7, 2024	By:	/s/ Joshua Silverman
Joshua Silverman
Executive Chairman